Exhibit 99.1

Contact:	Robert J. Medlock Executive Vice President & Chief Financial Officer (281) 897-7788

NCI BUILDING SYSTEMS, INC. ANNOUNCES PRICING OF 2.125% CONVERTIBLE
SENIOR SUBORDINATED NOTES DUE 2024

Houston (November 9, 2004) - NCI Building Systems, Inc. (NYSE: NCS) today announced the pricing of $150 million of its 2.125% convertible senior subordinated notes due 2024. NCI also granted the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of notes. NCI plans to use the net proceeds of the offering to finance future and pending acquisitions, including approximately $17 million to pay the cash portion of the purchase price for Heritage Building Systems, Inc. and Steelbuilding.com. Until the proceeds are used for acquisitions, NCI intends to invest the balance in short-term debt securities or similar investments. If NCI does not apply the proceeds towards the purchase price of an acquisition or acquisitions within 12 months (and in certain circumstances, 18 months) of the closing of this offering, the remaining proceeds will, pursuant to the terms of NCI’s existing senior credit agreement, be applied towards the repayment of the outstanding balance on NCI’s senior term loan. The delivery of the notes is expected to occur on November 15, 2004.

     The notes will pay interest semi-annually at the rate of 2.125% per annum. The notes will be convertible into cash or, in certain circumstances, a combination of cash and shares of NCI common stock at an initial conversion rate equivalent to 24.912 shares of NCI common stock per $1,000 principal amount of notes, representing a conversion price of approximately $40.14 per common share. The notes will be convertible only in specified circumstances relating to, among other things, the trading price of shares of NCI common stock during any calendar quarter exceeding 120% of the conversion price then in effect for specified periods of time, subject to certain exceptions, the trading price of the notes being less than a specified percentage of the product of the closing price of the NCI common stock and the applicable conversion rate for five consecutive trading days, the notes having been called for redemption by us, and the occurrence of certain corporate transactions and designated events. In addition, a make whole premium will be payable in connection with conversions of notes made in connection with certain designated events that occur on or prior to November 15, 2009. The notes will be general unsecured obligations of NCI and will be subordinated to NCI’s present and future senior indebtedness.

     NCI will have the right to redeem the notes beginning on November 20, 2009 at a redemption price equal to par plus accrued and unpaid interest (including additional

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (218) 897-7788 • Fax: (281) 477-9675

NCI Building Systems, Inc. Announces Pricing of 2.125% Convertible Senior Subordinated Notes Due 2024

November 9, 2004

amounts), if any. Holders of the notes will have the right to require NCI to repurchase all or some of their notes on November 15, 2009, November 15, 2014 and November 15, 2019 at a redemption price equal to par plus accrued and unpaid interest (including additional amounts), if any. Upon the occurrence of certain designated events, holders of the notes will also have the right to require NCI to purchase all or some of their notes at a redemption price equal to par plus accrued and unpaid interest (including additional amounts), if any and, in certain circumstances, a make whole premium.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of NCI and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Any offers of the securities will be made exclusively by means of a private offering memorandum.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including those relating to whether or not NCI will consummate the offering and relating to other risks and uncertainties detailed in NCI’s filings with the Securities and Exchange Commission. Actual performance of the Company may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are increases in the Company’s estimates for environmental remediation costs, industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute on the Company’s acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect the Company’s financial position and results of operations are described in further detail in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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